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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 Form 8-K
             Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934



                      Date of Report:  August 12, 1998

                          Upland Energy Corporation
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            (Exact Name of registrant as specified in its charter)

       Utah                        0-22497                87-0430780
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   (State or other             (Commission            (I.R.S. Employer
     jurisdiction of             File Number)          Identification No.)
     incorporation)

     175 South Main Street, Suite 1423, Salt Lake City, Utah    84111
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          (Address of principal executive offices)            (Zip Code)

     Registrant's telephone number, including area code:  (801) 537-5010

                                     N/A
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       (Former name or former address, if changed since last report.)

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  Item 5.  Other Events:

       Upland Energy Corporation, a Utah corporation (the "Company") received, on August 12, 1998, the resignation of Felix Ascanio as a director of the Company. The resignation was part of an agreed upon settlement between the Company and Mr. Ascanio, who the Company had previously terminated as its president and installed in his place John
  W. Hobbs. The resignation was dated July 9, 1998, but was not delivered to the Company until August 12, 1998, when the final aspects of the settlement agreement were completed.

       The settlement agreement stemmed from a legal action the Company had filed in the State of Utah seeking repayment of promissory notes owed the Company by Mr. Ascanio and a request for a declaratory judgment on whether the Company owed Mr. Ascanio any severance pay under the terms of his employment contract. The Company believed it did not owe Mr. Ascanio any sums under his employment contract because he was terminated for "cause" as defined in Mr. Ascanio's employment contract.

       Under the terms of the settlement with Mr. Ascanio, the Company agreed to cancel his promissory notes owed to the Company in exchange for 141,689 shares of the Company's common stock which Mr. Ascanio owned. Mr. Ascanio's promissory notes to the Company principally related to his exercise of options for shares of the Company's common stock. In addition to the shares the Company received from Mr. Ascanio, he sold the remainder of his holdings in the Company in a private transaction to existing shareholders of the Company.

       As part of the settlement with Mr. Ascanio, he agreed to resign as an officer and director of the Company's and its subsidiary GS&C.

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  Signatures
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       Pursuant to the requirements of the Securities Exchange Act of
  1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  Upland Energy Corporation


  Dated:  8-17-98                 By: /S/John W. Hobbs, President